ISIN NO 0010574833

BOND AGREEMENT

between

SKDP 1 Ltd.
(Issuer)

and

Norsk Tillitsmann ASA
(Bond Trustee)

on behalf of

the Bondholders

in the bond issue

12 per cent SKDP 1 Ltd. Senior Secured Callable Bond Issue
2010/2017

TABLE OF CONTENTS

This agreement has been entered into on 14 May 2010 between

(1) SKDP 1 Ltd., a company incorporated in Cyprus with company no. HE192392 as issuer (the "**Issuer**"), and

(2) Norsk Tillitsmann ASA, a company incorporated in Norway with company no. 963 342 624 as bond trustee (the "**Bond Trustee**").

1 Interpretation

1.1 Definitions

Unless defined elsewhere in this Bond Agreement, or the context suggests otherwise, the following terms shall have the following meanings:

"**Account**" means any of the Escrow Account, the Issuer Accounts, the Charterer Accounts or the Charterer Dividend Account.

"**Account Bank**" means Den Norske Bank ASA or any other first class international bank where any of the Accounts are held provided that the relevant security to be established over such Accounts have been duly perfected.

"**Account Manager**" means a Bondholder's account manager in the Securities Register.

"**Account Pledges**" means any pledge(s) established or to be established over the Accounts, in favour of the Bond Trustee (on behalf of the Bondholders).

"**Assignment of Earnings**" means the 1st priority assignment of earnings payable to the Issuer and/or the Charterer (as the case may be) under any Drilling Contract.

"**Assignment of Insurances**" means the 1st priority assignment of any relevant insurances related to the Rig.

"**Attachment**" means any attachments to this Bond Agreement.

"**Bareboat Assignment**" means the 1st priority assignment of the rights of the Issuer under any Bareboat Charter, and the Issuer shall give notice and obtain consent and acknowledgements of such assignment from the Charterer.

"**Bareboat Charter**" means any bareboat charter entered into or to be entered into between the Issuer and the Charterer related to the bareboat chartering of the Rig.

"**Bareboat Rate**" means the hire to be paid by the Charterer to the Issuer pursuant to the Bareboat Charter.

"**Bond Agreement**" means this bond agreement, including any Attachments to which it refers, and any subsequent amendments and additions agreed between the Parties.

"**Bond Issue**" means the bond issue constituted by the Bonds.

"**Bondholder**" means a holder of Bond(s), as registered in the Securities Register, from time to time.

"**Bondholders' Meeting**" means a meeting of Bondholders, as set forth in Clause 16.

"**Bonds**" means the securities issued by the Issuer pursuant to this Bond Agreement, representing the Bondholders' underlying claim on the Issuer.

"**Business Day**" means any day on which Norwegian commercial banks are open for general business, and when Norwegian banks can settle foreign currency transactions, being any day on which the Norwegian Central Bank's settlement system is open.

"**Business Day Convention**" means that no adjustment will be made, notwithstanding the period end date occurs on a day that is not a Business Day, and if such date is not a Business Day, payments of interest will be made on the first following day that is a Business Day (*No Adjustments of Business Day*).

"**Call Option**" means the call option described in Clause 10.2 below.

"**Change of Control Event**" means any person or group (as such term is defined in the Norwegian Public Limited Liability Companies Act § 1-3), other than Skeie Technology AS, Wideluck Enterprises Limited and/or a reputable international drilling operator (acting alone or together), becoming the owner, directly or indirectly, of more than 50 % of the outstanding shares of the Parent.

"**Charterer**" means any wholly owned subsidiary of the Parent established in the jurisdiction of the Rig's operation from time to time, and which may be the contractual party towards the Client under the Drilling Contract.

"**Charterer Accounts**" means any of the Charterer Earnings Account and the Charterer Operating Account.

"**Charterer Dividend Account**" means an account held by the Parent with the Account Bank into which all yearly dividends and other distributions from the Charterer to the Parent will be paid. The account shall be pledged on 1st priority and blocked in favour of the Bond Trustee (on behalf of the Bondholders), and the Account Bank shall have waived any set-off rights.

"**Charterer Earnings Account**" means an account held by the Charterer with the Account Bank into which any earnings of the Charterer in connection with any Drilling Contract shall be paid. The account shall be pledged on 1st priority in favour of the Bond Trustee (on behalf of the Bondholders), and the Account Bank shall have waived any set-off rights.

"**Charterer Operating Account**" means an account held by the Charterer with the Account Bank into which budgeted operating expenses of the Charterer in connection with operation of the Rig shall be paid. The account shall be pledged on 1st priority in favour of the Bond Trustee (on behalf of the Bondholders), and the Account Bank shall have waived any set-off rights.

"**Charterer Guarantee**" means an irrevocable and unconditional on-demand guarantee issued by the Charterer in favour of the Bond Trustee (on behalf of the Bondholders) in connection with the Issuer's obligations towards the Bondholders under this Bond Issue.

"**Charterer Share Pledge**" means the 1st priority share pledge granted by the Parent over all of the shares (100%) in the Charterer.

"**Client**" means the contractual counterparty of the Issuer or the Charterer (as the case may be) under any Drilling Contract.

"**Construction Contract**" means the construction contract for the Rig between the Issuer and the Yard dated 6 December 2006 (as amended).

"**Construction Contract Assignment**" means the 1st assignment of the Construction Contract, including the Refund Guarantee and the Warranty Rights, and the Issuer shall give notices and obtain consent and acknowledgements of such assignment from the Yard and the Refund Guarantor.

"**Costs**" means all costs, expenses, disbursements, payments, charges, losses, demands, claims, liabilities, penalties, fines, damages, judgments, orders, sanctions, fees (including travel expenses, VAT, court fees and legal fees) and any other outgoings of whatever nature.

"**Delivery Date**" means the actual date of delivery of the Rig in Singapore with all relevant equipment properly owned and installed, such date expected to be on or around 29 September 2010.

"**Drilling Contract**" means any bona fide drilling contract entered into between the Charterer and/or the Issuer (as the case may be) and a Client for the hire of the Rig.

"**Drilling Contract Assignment**" means the 1st priority assignment of the rights of the Charterer and/or the Issuer (as the case may be) under any Drilling Contract (including all earnings payable and security granted there under), and the Issuer shall give notices and seek to obtain consent and acknowledgements of such assignment from the Client.

"**Encumbrance**" means any encumbrance, mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security.

"**Escrow Account**" means an account with the Account Bank in the name of the Issuer, into which the net proceeds from the Bond Issue shall be transferred on the Issue Date. The account shall be pledged on 1st priority and blocked in favour of the Bond Trustee (on behalf of the Bondholders), and the Account Bank shall have waived any set-off rights.

"**Escrow Account Pledge**" means the 1st priority pledge over the Escrow Account.

"**Event of Default**" means the occurrence of an event or circumstance specified in Clause 15.1.

"**Exchange**" means any securities exchange or other reputable marketplace for securities, on which the Bonds are listed, or where the Issuer has applied for listing of the Bonds.

"**Finance Documents**" means

(i) this Bond Agreement,

(ii) the agreement between the Bond Trustee and the Issuer referred to in Clause 14.2,

(iii) the Security Documents (including any notices, acknowledgements and other ancillary documentation relating thereto),

(iv) the Intercreditor Agreement,

(v) any documents executed in relation to the granting of any Security Interest to the Bond Trustee,

(vi) any other document (whether creating a security interest or not) which is executed at any time by the Issuer in relation to any amount payable under this Bond Agreement, and

(vii) any other document collectively designated as a Finance Document by the Issuer and the Bond Trustee.

"**Financial Indebtedness**" means any indebtedness incurred in respect of:

(i) moneys borrowed, including acceptance credit;

(ii) any bond, note, debenture, loan stock or other similar instrument;

(iii) the amount of any liability in respect of any lease, hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(iv) receivables sold or discounted (other than any receivables sold on a non-recourse basis);

(v) any sale and lease-back transaction, or similar transaction which is treated as indebtedness under GAAP;

(vi) the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(vii) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price, including without limitation currency or interest rate swaps, caps or collar transactions (and, when calculating the value of the transaction, only the mark-to-market value shall be taken into account);

(viii) any amounts raised under any other transactions having the commercial effect of a borrowing or raising of money, whether recorded in the balance sheet or not (including any forward sale of purchase agreement);

(ix) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institutions; and

(x) (without double counting) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any of the items referred to in(i) through (ix) above.

"**Financial Statements**" means the audited unconsolidated and consolidated annual accounts and financial statements of the Issuer for any financial year, drawn up according to GAAP, such accounts to include a profit and loss account, balance sheet, cash flow statement and report from the Board of Directors.

"**Floating Charge**" means the 1st priority floating charge and/or fixed charge (according to Cyprus law) over all assets of the Issuer, which to the extent possible will include IP-rights and operating manuals for the Rig.

"**GAAP**" means the generally accepted accounting practice and principles in the country in which the Issuer is incorporated including, if applicable, the International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

"**Group**" means the Parent and its subsidiaries (including the Issuer and the Charterer), and a "**Group Company**" means the Parent or any of its subsidiaries (including the Issuer and the Charterer).

"**Information Memorandum**" means the information memorandum for the Bond Issue dated 22 April 2010.

"**Intercreditor Agreement**" means the agreement to be entered into to co-ordinate the priorities and enforcement process between this Bond Issue and the Second Priority Loan in such form as the Bond Trustee shall be authorised to approve.

"**Interest Payment Date**" means 19 May each year and the Maturity Date. Any adjustment will be made according to the Business Day Convention.

"**ISIN**" means International Securities Identification Numbering system – the identification number of the Bonds.

"**Issue Date**" means 20 May 2010.

"**Issuer Accounts**" means the Issuer Earnings Account, the Issuer Operating Account and the Issuer Retention Account.

"**Issuer Earnings Account"** means an account held by the Issuer with the Account Bank into which any earnings of the Issuer (including earnings from any Bareboat Charter or Drilling Contract) shall be paid. The account shall be pledged on 1st priority in favour of the Bond Trustee (on behalf of the Bondholders), and the Account Bank shall have waived any set-off rights.

"**Issuer Operating Account"** means an account held by the Issuer with the Account Bank (in the event the Drilling Contract is entered into directly by the Issuer) into which budgeted operating expenses of the Issuer in connection with operation of the Rig shall be paid. The account shall be pledged on 1st priority in favour of the Bond Trustee (on behalf of the Bondholders), and the Account Bank shall have waived any set-off rights.

"**Issuer Retention Account"** means an account held by the Issuer with the Account Bank into which such amounts necessary in order to service (i) interest and instalments on this Bond Issue, and (ii) interest on the Second Priority Loan will be paid. The account shall be pledged on 1st priority and blocked in favour of the Bond Trustee (on behalf of the Bondholders), and the Account Bank shall have waived any set-off rights.

"**Issuer's Bonds**" means Bonds owned by the Issuer, any party or parties who has decisive influence over the Issuer, or any party or parties over whom the Issuer has decisive influence.

"**Issuer Share Pledge**" means the 1st priority share pledge granted by the Parent over all of the shares (100%) in the Issuer, including letters of resignation from all board members as well as a covenant to obtain letters of resignation from future board members.

"**Manager**" means Pareto Securities AS, Dronning Mauds gt. 3, NO-0115 Oslo, Norway, being the manager for the Bond Issue.

"**Mandatory Prepayment Event**" means either one of the following events:

(i) the Rig is sold,

(ii) there is an actual or constructive total loss of the Rig,

(iii) the Construction Contract is terminated by the Yard,

(iv) the Rig is not delivered within 29 March 2011, or

(v) the Parent ceases to be the owner of 100 % of the shares in the Issuer and the Charterer.

"**Material Adverse Effect**" means a material adverse effect on: (a) the Issuer's ability to perform and comply with any of its obligations under any Finance Document, (b) the Charterer's ability to perform and comply with any of its obligations under the Charterer Guarantee; or (c) the validity or enforceability of any Finance Document.

"**Maturity Date**" means 19 May 2017 or an earlier maturity date as provided for in this Bond Agreement. Any further adjustment may be made according to the Business Day Convention.

"**NOK**" means Norwegian kroner, being the lawful currency of Norway.

"**Operational Contract**" means a Drilling Contract with gross contract value of minimum USD 285,000,000 (based on, inter alia, the agreed day rate, any mobilization fee, investment contribution and other compensation related to such contract and the fixed or expected duration of the contract) and start-up date no later than 6 months after the Delivery Date.

"**Outstanding Bonds**" means the aggregate value of the total number of Bonds not redeemed or otherwise discharged.

"**Parent**" means Skeie Drilling & Production ASA, a company incorporated in Norway with company no. 989 395 718.

"**Party**" means a party to this Bond Agreement (including its successors and permitted transferees).

"**Paying Agent**" means any legal entity as appointed by the Issuer and approved by the Bond Trustee who acts as paying agent on behalf of the Issuer with respect to the Bonds.

"**Payment Date**" means a date for payment of principal or interest.

"**Project Documents**" means:

(i) The Construction Contract;

(ii) the Rig Management Agreement (or any substitution thereof)

(iii) any Drilling Contract; and

(iv) any Bareboat Charter (if entered into).

"**Quarter Date**" means each 31 March, 30 June, 30 September and 31 December.

"**Quarterly Financial Reports**" means the unaudited unconsolidated management accounts of the Issuer as of each Quarter Date, such accounts to include a profit and loss account, balance sheet, cash flow statement and management commentary.

"**Refund Guarantee**" means the corporate guarantee issued by Keppel Offshore and Marine Limited in relation to pre-delivery instalments paid to the Yard under the Construction Contract.

"**Rig**" means the jack-up unit identified as building no 300 currently under construction at the Yard pursuant to the Construction Contract.

"**Rig Manager**" means Skeie Rig Management AS or, as the case may be, any other reputable drilling manager or operator being responsible for the marketing, management and operation of the Rig.

"**Rig Management Agreement**" means the applicable agreement(s) with the Rig Manager related to the marketing, technical management and operation of the Rig, presently being (i) if the Rig is operating outside the Norwegian Continental Shelf, an agreement dated 14 December 2007 (as amended) between the Issuer and the Rig Manager, (ii) if the Rig is operating on the Norwegian Continental Shelf by the Charterer based on the Bareboat Charter, an agreement dated 31 December 2008 between the Charterer and the Rig Manager, or (iii) any replacement of the above.

"**Rig Management Assignment**" means 1st priority assignment of the rights of the Issuer and/or the Charterer (as the case may be) under the post-delivery Rig Management Agreement (to the extent permitted by applicable law), and the Issuer shall give notices and obtain consent and acknowledgments of such assignment.

"**Rig Mortgage**" means the 1st priority Panamanian mortgage over the Rig (including in all relevant equipment being legally part of the Rig under Panamanian law), to be supplemented with a separate deed of covenants if so required and as considered necessary by the Bond Trustee.

"**Second Loan Agreement**" means the loan agreement for the Second Priority Loan (as amended from time to time).

"**Second Priority Loan**" means the existing second priority bond loan with ISIN NO 001 0353683 in the amount of USD 101,640,000, issued by the Parent and secured by the Issuer, or any refinancing or replacement of this loan (including in connection with an assignment from the Parent to the Issuer as provided for in Clause 18.3).

"**Securities Register**" means the securities register in which the Bond Issue is registered.

"**Securities Register Act**" means the Norwegian Act relating to Registration of Financial Instruments of 5 July 2002 No. 64.

"**Security Agent**" means the Bond Trustee, unless any other legal entity is appointed as collateral agent pursuant to Clause 17.4.

"**Security Documents**" means any document establishing, recording, confirming or preserving any Security Interest relating to any Finance Document.

"**Security Interest**" means any Encumbrance or other security (hereunder any guarantee) created (or to be created) in favour of the Bond Trustee (on behalf of the Bondholders) by the Security Documents securing the obligations of the Issuer under any Finance Document, including but not limited to:

(i) the Account Pledges,

(ii) the Construction Contract Assignment,

(iii) the Charterer Guarantee,

(iv) the Floating Charge,

(v) the Issuer Share Pledge,

(vi) the Charterer Share Pledge,

(vii) the Rig Mortgage,

(viii) the Assignment of Insurances,

(ix) the Bareboat Assignment,

(x) the Drilling Contract Assignment (to the extent permitted by applicable law),

(xi) the Assignment of Earnings (to the extent not covered by the Drilling Contract Assignment or the Bareboat Assignment); and

(xii) the Rig Management Assignment (to the extent permitted by applicable law).

"**Taxes**" means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and "**Tax**" and "**Taxation**" shall be construed accordingly.

"**Transfer Date**" has the meaning assigned to such term in Clause 13.8 below.

"**US Securities Act**" means the U.S. Securities Act of 1933, as amended.

"**USD**" means US Dollars, being the legal currency of the United States of America.

"**Voting Bonds**" means the Outstanding Bonds less the Issuer's Bonds.

"**Warranty Rights**" means the post delivery guarantee and warranty rights of the Issuer under the Construction Contract.

"**Yard**" means the Keppel FELS Limited yard in Singapore.

1.2 *Construction*

In this Bond Agreement, unless the context otherwise requires:

(i) headings are for ease of reference only;

(ii) words denoting the singular number shall include the plural and vice versa;

(iii) references to Clauses are references to the Clauses of this Bond Agreement;

(iv) references to a time is a reference to Oslo time unless otherwise stated herein;

(v) references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law, including any determinations, rulings,

judgments and other binding decisions relating to such provision or regulation;

(vi) references to "**control**" means the power to appoint a majority of the board of directors of the Issuer or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise; and

(vii) references to a "**person**" shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality).

2 The Bonds

2.1 Binding nature of the Bond Agreement

2.1.1 The Bondholders are, through their subscription, purchase or other transfer of Bonds, bound by the terms of the Bond Agreement and other Finance Documents, as authority to the Bond Trustee to finalize and execute the Bond Agreement and the Finance Documents on the Bondholders behalf is set out in the subscription documents, term sheet, sales documents or in any other way, and while all Bond transfers are subject to the terms of this Bond Agreement and all Bond transferees are, in taking transfer of Bonds, deemed to have accepted the terms of the Bond Agreement and the other Finance Documents and will automatically become parties to the Bond Agreement upon completed transfer having been duly registered, without any further action required to be taken or formalities to be complied with, see also Clause 18.1.

2.1.2 The Bond Agreement is available from the Bond Trustee or the Issuer throughout the entire term of the Bonds.

2.2 *The Bond Issue*

2.2.1 The Issuer has resolved to issue a series of Bonds in the maximum aggregate amount of USD 225,000,000 (US Dollars twohundredandtwentyfivemillions) through a private placement directed to a limited number of Norwegian investors and international institutional investors and not as an invitation to the public.

2.2.2 The Bonds will be in denominations of USD 100,000 each and rank *pari passu* between each other.

2.2.3 The Bond Issue will be described as "12 per cent SKDP 1 Ltd. Senior Secured Callable Bond Issue 2010/2017".

2.2.4 The International Securities Identification Number (ISIN) of the Bond Issue will be NO 0010574833.

2.2.5 The tenor of the Bonds is from and including the Issue Date up to and including the Maturity Date.

2.2.6 The net proceeds from the Bond Issue shall be transferred to the Escrow Account on the Issue Date.

2.3 Purpose and utilization

2.3.1 The net proceeds of the Bonds (net of fees, legal costs of the Manager and the Bond Trustee and any other costs and expenses) shall be employed to finance the last (5th) yard instalment for the Rig as well as variation orders under the Construction Contract and other related project costs to take delivery of the Rig, and to provide post delivery working capital for the Rig

3 Listing

3.1 The Issuer is under no obligation to list the Bonds on an Exchange, but shall have the right to list the Bonds if it so desires.

3.2 If the Bonds are listed, the Issuer shall ensure that the Bonds remain listed until they have been discharged in full.

4 Registration in a Securities Register

4.1 The Bond Issue and the Bonds shall prior to disbursement be registered in the Securities Register in accordance with the Securities Register Act and the terms and conditions of the Securities Register.

4.2 The Issuer shall promptly arrange for notification to the Securities Register of any changes to any of the terms and conditions of this Bond Agreement. The Bond Trustee shall receive a copy of any such notification.

4.3 The Issuer is responsible for the implementation of correct registration in the Securities Register. The registration may be executed by an agent for the Issuer provided that the agent is qualified according to relevant regulations.

4.4 The Bonds have not been registered under the US Securities Act, and the Issuer is under no obligation to arrange for registration of the Bonds under the US Securities Act.

5 Purchase and transfer of Bonds

5.1 Eligible purchasers

5.1.1 The Bonds are not offered to and may not be subscribed by investors located in the United States except for "Qualified Institutional Buyers" (QIBs) within the meaning of Rule 144A as promulgated by the US Securities and Exchange Commission under the US Securities Act. In addition to the subscription agreement that each initial purchaser will be required to execute, each US investor that wishes to purchase

Bonds will be required to execute and deliver to the Issuer a certification in a form determined by the Issuer, stating among other things that the purchaser is a QIB. The Bonds may not be purchased by, or for the benefit of, persons resident in Canada.

5.2 *Transfer restrictions*

5.2.1 Subject to the restrictions set forth in this Clause 5.2 and any other restrictions that may be imposed on Bondholders by local laws to which a Bondholder may be subject (e.g. due to its nationality, its residency, its registered address, its place(s) for doing business), the Bonds are freely transferable and may be pledged.

5.2.2 Bondholders located in the United States are not permitted to transfer Bonds except (a) subject to an effective registration statement under the US Securities Act, (b) to a person that the Bondholder reasonably believes is a QIB within the meaning of Rule 144A and that is purchasing for its own account or for the account of another QIB, to whom notice is given that the resale, pledge or other transfer may be made in reliance on Rule 144A, (c) outside the United States in accordance with Regulation S under the US Securities Act, and (d) pursuant to an exemption from registration under the US Securities Act provided by Rule 144 thereunder (if available).

5.2.3 The Bonds may not, subject to applicable Canadian laws, be traded in Canada for a period of four months and one day from the date the Bonds were originally issued.

5.2.4 The Bonds are not offered for sale or subscription in Cyprus and may not be purchased or subscribed by investors located in Cyprus and accordingly nothing in this Agreement shall constitute an offer of or an invitation by or on behalf of the Issuer to the public to subscribe or purchase any of the Bonds.

5.2.5 Nothing in this Agreement is intended to constitute or should be construed as investment advice or recommendation or as any advice on the merits of the issue of the Bonds or the exercise of any rights attaching to the Bonds or as authorizing the Issuer or any other person to perform any investment or financial services or activities or to act as securities broker or agent or investment advisor for which a license is required to be obtained pursuant to the provisions of the Financial Services and Activities and Regulated Markets Law No. 144 (I) of 2007, applicable to Cyprus.

6 Conditions Precedent

6.1 Disbursement of the net proceeds of the Bonds to the Issuer's Escrow Account will be subject to the Bond Trustee having received the following, in form and substance satisfactory to it, at least two Business Days prior to the Issue Date:

(i) this Bond Agreement and the Intercreditor Agreement duly executed by all parties thereto;

(ii) certified copies of all necessary corporate resolutions to issue the Bonds and execute the Finance Documents;

(iii) a power of attorney from the Issuer to relevant individuals for their execution of the relevant Finance Documents, or extracts from the relevant register or

similar documentation evidencing the individuals authorized to sign on behalf of the Issuer;

(iv) certified copies of (a) the Certificate of Incorporation or other similar official document for the Issuer, evidencing that it is validly existing and (b) the articles of association of the Issuer;

(v) the Issuer's most recent Financial Statements and Quarterly Financial Report;

(vi) to the extent necessary, any public authorisations required for the Bond Issue;

(vii) confirmation from the Paying Agent that the Bonds have been registered in the Securities Register;

(viii) written compliance confirmation in accordance with Clause 7.3 (if required);

(ix) the agreement between the Bond Trustee and the Issuer related to expenses and fees set forth in Clause 14.2, duly executed;

(x) documentation on the granting of authority to the Bond Trustee as set out in Clause 2.1 and copies of any written documentation made public by the Issuer or the Manager in connection with the Bond Issue;

(xi) any statements or legal opinions reasonably required by the Bond Trustee; and

(xii) the Escrow Account Pledge and the Construction Contract Assignment duly executed and perfected by all parties thereto (including all applicable notices, acknowledgements and consents from the Account Bank, the Yard and the Refund Guarantor).

6.2 The Bond Trustee may, in its reasonable opinion, waive the deadline or requirements for documentation as set forth in Clause 6.1.

6.3 The Bond Trustee (acting reasonably) may require any statement or legal opinion related to the validity and/or enforceability of the Bond Agreement, or the perfection of any Security Documents.

6.4 Disbursement of the net proceeds from the Bonds is subject to the Bond Trustee's written notice to the Issuer, the Manager and the Paying Agent confirming that the documents listed in Clause 6.1 (to the extent applicable) have been controlled and that the required conditions precedent are fulfilled.

6.5 Subject to the conditions set out in Clause 6.1, and following receipt of confirmation from the Bond Trustee pursuant to Clause 6.4, the Manager shall on the Issue Date transfer the net proceeds from the Bond Issue to the Escrow Account.

6.6 Proceeds on the Escrow Account may only be utilised in accordance with the purpose of this Bond Issue, and any release from the Escrow Account is subject to the following:

(i) a duly executed release notice from the Issuer in the form set out in Attachment 2 hereto, confirming, inter alia, that no Event of Default has occurred, or is likely to occur;

(ii) satisfactory documentation evidencing that the amount to be released shall be applied in accordance with the purpose of the Bond Issue;

(iii) satisfactory documentation evidencing that all Accounts are opened;

(iv) all Security Documents (other than those mentioned under Clause 6.1 (xii)) being executed and perfected in accordance with the terms of the Security Documents (or being perfected upon delivery of the Rig);

(v) all legal opinions related to the execution and perfection of the Security Documents have been received in form and substance satisfactory to the Trustee; and

(vi) confirmation in such form as the Bond Trustee shall reasonably approve, from the Issuer's counsel or such other party as the Bond Trustee shall approve that the following conditions are satisfied:

(a) the Issuer having accepted the Rig under the Construction Contract and legal title being transferred to the Issuer on the Delivery Date and upon payment of the amount due under the Construction Contract; and

(b) that all insurances in respect of the Rig having been or being taken out, and, if requested by the Bond Trustee, an insurance report from an insurance advisor confirming that the insurances are in accordance with the terms of Clause 13.6.1.

6.7 The Bond Trustee may, in its reasonable opinion, waive the deadline or requirements for documentation as set forth in Clause 6.6.

7 Representations and Warranties

7.1 The Issuer represents and warrants to the Bond Trustee (on behalf of the Bondholders) that:

7.1.1 *Status*

The Issuer is a limited liability company, duly incorporated and validly existing under the law of the jurisdiction in which it is registered, and has the power to own its assets and carry on its business as it is being conducted.

7.1.2 *Power and authority*

The Issuer has the power to enter into and perform, and has taken all necessary corporate action to authorise its entry into, performance and delivery of this Bond Agreement and any other Finance Document to which it is a party as well as the transactions contemplated by those Finance Documents.

7.1.3 *Valid, binding and enforceable obligations*

This Bond Agreement and any other Finance Document constitute (or will constitute, when executed by the respective parties thereto) legal, valid and binding obligations of such parties, enforceable in accordance with their terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are

necessary or desirable in order to render said documents enforceable against the Issuer, or in order for any Security Interest created (or to be created) by any Security Documents to constitute a valid, perfected and enforceable Security Interest in accordance with the terms and conditions of such Security Document.

7.1.4 *Non-conflict with other obligations*

The entry into and performance by the Issuer of the Bond Agreement and any other Finance Document to which it is a party, and the transactions contemplated thereby, do not and will not conflict with (i) any present law or regulation or present judicial or official order; (ii) the Issuer's articles of association, by-laws or other constitutional documents; or (iii) any document or agreement which is binding on the Issuer or any of its assets.

7.1.5 *No event of default*

No Event of Default exists, and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on the Issuer or any of its assets and which may have a Material Adverse Effect.

7.1.6 *Authorizations and consents*

All authorisations, consents, licenses or approvals of any governmental authorities required for the Issuer in connection with the execution, performance, validity or enforceability of this Bond Agreement or any other Finance Document, and the transactions contemplated thereby, have been obtained and are valid and in full force and effect. All authorisations, consents, licenses or approvals of any governmental authorities required for the Issuer to carry on its business as presently conducted and as contemplated by this Bond Agreement, have been obtained and are in full force and effect.

7.1.7 *Litigation*

No litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency is pending or, to the best of the Issuer's knowledge, threatened which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

7.1.8 *Financial Statements etc.*

The most recently audited Financial Statements and the most recent Quarterly Financial Report of the Group fairly and accurately reflect the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied from one year to another.

7.1.9 *No undisclosed liabilities*

As of the date of the most recently audited Financial Statements, the Group (including the Issuer) had no material liabilities, direct or indirect, actual or contingent, and there were no material anticipated losses from any unfavourable commitments, which were not disclosed by or reserved against in the Financial Statements or in the notes thereto.

7.1.10 *No Material Adverse Effect*

Since the date of the Financial Statements, there has been no change in the business, assets or financial condition of the Group (including the Issuer) that is likely to have a Material Adverse Effect.

7.1.11 *No misleading information*

All financial information provided to the subscribers of Bonds and/or to the Bond Trustee in connection with this Bond Issue represent the latest available financial information concerning the Group, and there has been no change in the Group's financial position which could have a Material Adverse Effect.

7.1.12 *Environmental compliance*

The Issuer and the Charterer are in compliance with any relevant applicable environmental law or regulation, and no circumstances have occurred which would prevent such compliance in a manner which has or is likely to have a Material Adverse Effect.

7.1.13 *Intellectual property*

The Issuer and the Charterer have undisputed, valid and good title to (a) their patents, trade marks, service marks, designs, business names, copyrights, design rights, inventions, confidential information and other intellectual property rights and interests (whether registered or unregistered), and (b) the benefit of all applications and rights to use such assets, rights and interests.

7.1.14 *No withholdings*

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee (on behalf of the Bondholders) or the Bondholders under this Bond Agreement.

7.1.15 *Pari passu ranking*

The Issuer's payment obligations under this Bond Agreement or any other Finance Document to which it is a party rank at least pari passu with the claims of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7.1.16 *Encumbrances*

No Encumbrances exist over any of the present assets of either the Issuer or the Charterer in conflict with this Bond Agreement.

7.1.17 *Project Documents*

To the extent entered into, each Project Document is in full force and effect, and no event of default has occurred with respect to any such Project Document which has or is likely to have a Material Adverse Effect.

7.1.18 *Information Memorandum*

All information in the Information Memorandum, including but not limited the terms of the Rig Management Agreement, are substantially as disclosed in the Information Memorandum.

7.1.19 *Delivery of the Rig*

Prior to agreeing to any postponement of the Delivery Date, that the Issuer will have sufficient amounts on the Escrow Account to take delivery of the Rig from the Yard on the relevant Delivery Date (including the 5th yard instalment and any costs and expenses relating to any credit provided by the Yard in connection to a postponement of the Delivery Date). The Issuer may for the purpose of this calculation disregard the redemption obligation of USD 25 million on the Delivery Date if there is no Operational Contract on such date.

7.2 The representations and warranties set out in Clause 7.1 are made on the execution date of this Bond Agreement, and shall be deemed to be repeated on the Issue Date and on the Delivery Date.

7.3 The Bond Trustee may prior to disbursement and/or release of funds from the Escrow Account require a written statement from the Issuer confirming compliance with Clause 7.1.

7.4 In the event of misrepresentation, the Issuer shall indemnify the Bond Trustee for any economic losses suffered, both prior to the disbursement of the Bonds and during the term of the Bonds, as a result of any reliance on the representations and warranties provided herein.

8 Status of the Bonds and security

8.1 The Bonds shall constitute senior debt of the Issuer. The Bonds shall rank at least *pari passu* with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application) and shall rank ahead of subordinated debt.

8.2 The Bonds, including accrued but unpaid interest and expenses, shall be secured by the Security Interests.

8.3 The Bond Trustee shall be authorized to agree and execute a "Letter of Quiet Enjoyment" if required by the Client under a Drilling Contract provided that the income under the Drilling Contract, together with amounts on the Issuer Retention Account, will be sufficient to service interests and installments on the Loan falling due during the term of the Letter of Quiet Enjoyment, and then in such form as and content reasonably requested by the Client. If such letter is required, then the Issuer shall use its best efforts to obtain step-in rights for the Bond Trustee (which, for the avoidance of doubt, will be in addition to any other rights assigned pursuant to the Drilling Contract Assignment) in respect of the relevant Drilling Contract.

8.4 The Issuer shall ensure that the Security Documents are being duly executed by the Issuer and/or the Charterer and the Parent (as the case may be) in favour of the Bond Trustee (on behalf of the Bondholders) and that the Security Documents are legally valid and in full force and effect. The Issuer shall execute and procure the execution of such further documentation as the Bond Trustee may reasonably require in order for the Bondholders to at all times maintain the security position envisaged hereunder, including but not limited to upon any change of parties (inter alia Account Bank, Charterer, Rig Manager and Client) to the respective contracts and agreements being assigned or pledged.

9 Interest

9.1 The Issuer shall pay interest on the face value of the Bonds from, and including, the Issue Date at a fixed rate of 12 per cent per annum (the "**Fixed Rate**").

9.2 Interest payments shall be made in arrears on the Interest Payment Dates each year, the first Interest Payment Date being 19 May 2011.

9.3 The relevant interest payable amount shall be calculated based on a period from, and including, one Interest Payment Date to, but excluding, the next following applicable Interest Payment Date.

9.4 The day count fraction in respect of the calculation of the payable interest amount shall be "30/360", which means that the number of days in the calculation period in respect of which payment is being made divided by 360 (the number of days to be calculated on the basis of a year of 360 days with twelve 30-days months, unless (i) the last day of the calculation period is the 31st day of a month but the first day of the calculation period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (ii) the last day of the calculation period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month).

9.5 The payable interest amount per Bond for a relevant calculation period shall be calculated as follows:

Interest Amount	=	Face Value	x	Fixed Rate	x	Fixed Rate Day Count Fraction

10 Maturity of the Bonds, Call Option and Redemption

10.1 *Maturity*

The Bonds shall be repaid by the Issuer in instalments as follows:

- USD 20 million to be repaid on the Interest Payment Date in May 2013;
- USD 20 million to be repaid on the Interest Payment Date in May 2014;

- USD 20 million to be repaid on the Interest Payment Date in May 2015;
- USD 20 million to be repaid on the Interest Payment Date in May 2016; and
- Remaining Outstanding Bonds to be repaid at Maturity Date.

Notwithstanding the above, the Issuer shall repay USD 25 million on the Delivery Date if no Operational Contract has been entered into by such date. Funds for such repayment shall be released from the Escrow Account.

Repayments must be carried out *pro rata* between the Bonds (according to the procedures of the Security Depository). All repayments will be at 100 % of par value plus accrued and unpaid interest.

10.2 *Call Option*

10.2.1. The Issuer may redeem the entire Bond Issue as follows:

(i) from the Interest Payment Date in May 2011 up to, but not including, the Interest Payment Date in May 2012 at a price equal to 107 % plus accrued interest on redeemed amount;

(ii) from the Interest Payment Date in May 2012 up to, but not including, the Interest Payment Date in May 2013 at a price equal to 106 % plus accrued interest on redeemed amount;

(iii) from the Interest Payment Date in May 2013 up to, but not including, the Interest Payment Date in May 2014 at a price equal to 105 % plus accrued interest on redeemed amount;

(iv) from the Interest Payment Date in May 2014 up to, but not including, the Interest Payment Date in May 2015 at a price equal to 104 % plus accrued interest on redeemed amount;

(v) from the Interest Payment Date in May 2015 up to, but not including, the Interest Payment Date in May 2016 at a price equal to 103 % plus accrued interest on redeemed amount; and

(vi) from the Interest Payment Date in May 2016 up to, but not including, Maturity Date at a price equal to 102 % plus accrued interest on redeemed amount.

10.2.2 The Issuer may at its own discretion, and notwithstanding the above:

(i) within 12 months after Delivery Date, however not prior to the date falling 12 months after Settlement Date, redeem USD 35 million of Bonds at a price equal to the call option level applicable at such time as set out in Clause 10.2.1 above plus accrued interest on redeemed amount; and

(ii) within 24 months after Delivery Date, however not prior to the date falling 12 months after Settlement Date, redeem an additional USD 35 million of Bonds at a price equal to the call option level applicable at such time as set out in Clause 10.2.1 above plus accrued interest on redeemed amount.

10.2.3 The Issuer shall notify the Bond Trustee and the Bondholders (through the Bond Trustee) in writing about any exercising of the Call Option at least thirty Business Days prior to the settlement date of such Call Option exercise.

10.2.4 Partial redemption must be carried out *pro rata* between the Bonds in accordance with the procedures of the Security Depository.

10.2.5 On the settlement date of the Call Option, the Issuer shall pay to each Bondholder holding Bonds to be redeemed, the aggregate principal amount of all Bonds held by such Bondholder (including any premium as stated above) and any unpaid interest accrued on such Bonds up to and including the settlement date.

10.2.6 Bonds redeemed by the Issuer in accordance with this Clause 10.2 shall be discharged against the Outstanding Bonds.

10.3 *Change of control*

10.3.1 Upon the occurrence of a Change of Control Event, each Bondholder shall have a right of pre-payment (a "**Put Option**") of its Bonds at a price of 100 % of par value (plus accrued interest) during a period of 60 days following the notice of a Change of Control Event.

10.3.2 The Put Option must be exercised within two months after the Issuer has given notification to the Bondholders of a Change of Control Event. Such notification shall be given as soon as possible after a Change of Control Event has taken place

The Put Option may be exercised by the Bondholders by giving written notice of the request to its Account Manager. The Account Manager shall notify the Paying Agent of the pre-payment request. The settlement date of the Put Option shall be fifteen – 15 – Business Days following the date when the Paying Agent received the repayment request.

10.3.3 On the settlement date of the Put Option, the Issuer shall pay to each Bondholder holding Bonds to be pre-paid, the principal amount of each such Bond (including any premium pursuant to Clause 10.3.1)) and any unpaid interest accrued up to and including the settlement date.

10.3.4 Notwithstanding the above, the Put Option shall not apply in the event of the Issuer's shares becoming listed on a securities exchange acceptable to the Bond Trustee (acting reasonably).

10.4 *Mandatory Redemption*

10.4.1 Upon a Mandatory Prepayment Event occurring the Issuer shall redeem 100 % of the Outstanding Bonds as on levels equal to the Issuer's Call Option at the payment date (however redemption level being 108% during the first year after Settlement Date when no Call Option applies) (plus accrued interest on redeemed amount), and provided that payment shall be made on the day the Issuer is receiving the proceeds following the relevant Mandatory Prepayment Event.

If the Rig is subject to a total loss, the Issuer shall as soon as insurance proceeds are available redeem 100% of the Outstanding Bonds at 100% of par value (plus accrued interest on redeemed amount).

If the Bonds are redeemed according to this mandatory redemption clause, the entire amount on the Escrow Account may be used as partly payment for mandatory redemption.

10.4.2 The Bond Trustee and the Bondholders shall be notified by the Issuer in writing about any mandatory redemption, at least thirty Business Days prior to the settlement date of any such mandatory redemption.

10.4.3 On the settlement date of a mandatory redemption, the Issuer shall pay to each of the Bondholders holding Bonds to be redeemed, in respect of each such Bond, the principal amount of such Bond (including any premium as stated above) and any unpaid interest accrued up to and including the settlement date.

10.4.4 Bonds redeemed by the Issuer in accordance with this clause shall be discharged against the Outstanding Bonds.

11 Payments

11.1 Payment mechanics

11.1.1 The Issuer shall pay all amounts due to the Bondholders under the Bonds and this Bond Agreements by crediting the bank account nominated by each Bondholder in connection with its securities account in the Securities Register.

11.1.2 Payment shall be considered to have been made once the amount has been credited to the bank which holds the bank account nominated by the Bondholder in question, but if the paying bank and the receiving bank are the same, payment shall be considered to have been made once the amount has been credited to the bank account nominated by the Bondholder in question, see however Clause 11.2.

11.2 Currency

11.2.1 Each Bondholder has to provide the Paying Agent (either directly or through its Account Manager) with specific payment instructions, including foreign exchange bank account details. Depending on the currency exchange settlement agreements between the Bondholders' bank and the Paying Agent, cash settlement may be delayed, and payment shall be considered to have been made at that date.

11.2.2 Except as otherwise expressly provided, all amounts payable under this Bond Agreement and any other Finance Document shall be payable in the same currency as the Bonds are denominated in. If, however, a Bondholder has not given such instruction as set out in Clause 11.2.1 within 5 Business Days prior to a Payment Date, the cash settlement will be exchanged into NOK and credited to the NOK bank account registered with the Bondholder's account in the Securities Register.

11.2.3 Amounts payable in respect of costs, expenses, taxes and other liabilities shall be payable in the currency in which they are incurred.

11.3 Set-off and counterclaims

11.3.1 The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to this Bond Agreement or any other Finance Document.

11.4 Interest in the event of late payment

11.4.1 In the event that payment of interest or principal is not made on the relevant Payment Date, the amount outstanding shall bear interest from the Payment Date at an interest rate equivalent to the interest rate according to Clause 9 plus 5.00 percentage points,.

11.4.2 The interest charged under this Clause 11.4 shall be added to the defaulted amount on each respective Interest Payment Date relating thereto until the defaulted amount has been repaid in full.

11.4.3 The outstanding amounts shall bear interest as stated above until payment is made, whether or not the Bonds are declared to be in default pursuant to Clause 15.1 (a), cf. Clauses 15.2 - 15.4.

11.5 Irregular payments

11.5.1 In case of irregular payments, the Bond Trustee may instruct the Issuer or Bondholders of other payment mechanisms than described in Clause 11.1 or 11.2 above. The Bond Trustee may also obtain payment information regarding Bondholders' accounts from the Securities Register or Account Managers.

12 Issuer's acquisition of Bonds

12.1 The Issuer has the right to acquire and own Bonds (Issuer's Bonds). The Issuer's Bonds may at the Issuer's discretion be retained by the Issuer, sold or discharged.

13 Covenants

13.1 General

13.1.1 The Issuer has undertaken the covenants in this Clause 13 to the Bond Trustee (on behalf of the Bondholders), as further stated below.

13.1.2 The covenants in this Clause 13 shall remain in force from the date of this Bond Agreement and until such time that no amounts are outstanding under this Bond Agreement and any other Finance Document, unless the Bond Trustee (or the Bondholders Meeting, as the case may be), has agreed in writing to waive any covenant, and then only to the extent of such waiver, and on the terms and conditions set forth in such waiver.

13.2 Information Covenants

13.2.1 The Issuer shall:

(i) without being requested to do so, immediately inform the Bond Trustee of any Event of Default, and without undue delay inform the Bond Trustee of any circumstances which the Issuer understands or should understand may lead to an Event of Default;

(ii) without being requested to do so, produce Financial Statements and Quarterly Financial Reports and make them available on its website in the English language (alternatively by sending them to the Bond Trustee) as soon as they become available, and not later than 120 days after the end of the financial year (for Financial Statements) and 60 days after the end of the relevant quarter (for Quarterly Financial Reports);

(iii) at the request of the Bond Trustee, report the balance of the Issuer's Bonds;

(iv) without being requested to do so, send the Bond Trustee copies of any creditors' notifications of the Issuer, including but not limited to mergers, de-mergers and reduction of the Issuer's share capital or equity;

(v) without being requested to do so, send a copy to the Bond Trustee of its notices to the Exchange (if listed) which are of relevance for the Issuer's liabilities pursuant to this Bond Agreement;

(vi) without being requested to do so, inform the Bond Trustee of changes in the registration of the Bonds in the Securities Register; and

(vii) within a reasonable time and subject to disclosure regulations applicable to the Issuer and the Parent being followed, provide such information about the Issuer's and Charterer's financial condition as the Bond Trustee may reasonably request.

13.2.2 The Issuer shall at the request of the Bond Trustee provide the documents and information necessary to maintain the listing and quotation of the Bonds on the Exchange (if listed) and to otherwise enable the Bond Trustee to carry out its rights and duties pursuant to this Bond Agreement and the other Finance Documents, as well as applicable laws and regulations.

13.2.3 The Issuer shall in connection with the issue of its Financial Statements under Clause 13.2.1 (ii), confirm the Issuer's compliance with the covenants in Clause 13 to the Bond Trustee in writing. Such confirmation shall be undertaken in a compliance certificate, substantially in the form set out as Attachment 1 hereto, signed by the Chief Executive Officer or Chief Financial Officer of the Issuer. In the event of non-compliance, the compliance certificate shall describe the nature of and reasons for such non-compliance, as well as the steps which the Issuer has taken and/or will take in order to rectify the non-compliance.

13.3 General Covenants

13.3.1 *Ranking and subordination*

The Issuer's obligations under this Bond Agreement and any other Finance Document shall at all times rank at least pari passu with the claims of all the Issuer's other unsubordinated creditors save for those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

The Issuer shall procure that all of the Issuer's and the Charterer's intra-group debt, except debt between the Issuer and the Charterer, is fully subordinated to the Issuer's and the Charterer's obligations under any Finance Document to which it is a party.

13.3.2 *Mergers, de-mergers, etc.*

The Issuer shall not carry out any merger, de-merger or other business combination or corporate reorganization involving *inter alia* the consolidation of the assets and obligations of the Issuer with any other companies or entities, or the splitting of the Issuer into two or more separate companies or entities.

13.3.3 *Continuation of business*

(i) The Issuer shall not cease to carry out its business, or change its type of organization or jurisdiction of organization.

(ii) The Issuer shall procure that no material change is made to the general nature or scope of the business of the Issuer or the Charterer from that carried on at the date of this Bond Agreement or as contemplated by this Bond Agreement. Specifically, the Issuer shall not invest or take part in any other activity than solely related to the ownership and operation of Rig.

13.3.4 *Disposal of business*

The Issuer shall not be entitled to sell or otherwise dispose of all or a substantial part of its assets or operations, unless the Loan is repaid in full pursuant to Clause 10.2 or Clause 10.4.

13.3.5 *Project Documents*

The Issuer shall perform and observe all of its covenants and agreements contained in any of the Project Documents to which it is or becomes a party, shall take all

necessary action to prevent the termination of any such Project Documents in accordance with the terms thereof or otherwise, and shall take any and all action as may be reasonably necessary promptly to enforce its rights and to collect any and all sums due to it under the Project Documents.

13.3.6 *Accounts*

The Issuer shall maintain all of its Accounts with the Account Bank, and shall procure that the Parent and the Charterer do the same.

13.4 Corporate and operational matters

13.4.1 *Inter-group transactions*

All transactions between any companies in the Group shall be on commercial terms, and shall comply with all applicable provisions of applicable corporate law applicable to such transactions, including, in respect of Norwegian companies, Section 3-9 of the Private or Public Limited Companies Acts 1997.

13.4.2 *Transactions with shareholders, directors or affiliated companies*

The Issuer shall cause all transactions between the Issuer and (i) any direct or indirect shareholder thereof , (ii) any director or senior member of management in any Group Company, (iii) any company in which any Group Company holds more than 10 per cent of the shares, or (iv) or any company, person or entity controlled by or affiliated with any of the foregoing, to be entered into in the ordinary course of business and pursuant to the reasonable requirement of the Issuer's business, and on commercial terms, not less favourable to the Group Company than would have prevailed in an arms' length transaction with a third party.

All such transactions shall comply with all applicable provisions of applicable corporate law applicable to such transactions, including, in respect of Norwegian companies, Section 3-8 of the Private and Public Limited Companies Acts 1997.

13.4.3 *Compliance with laws*

The Issuer shall (and shall ensure that all Group Companies shall) carry on its business in accordance with acknowledged, careful and sound practices in all material aspects and comply in all material respects with all laws and regulations it or they may be subject to from time to time (including any environmental laws and regulations).

13.4.4 *Litigation*

The Issuer shall, promptly upon becoming aware of them, send the Bond Trustee such relevant details of any:

(i) material litigation, arbitration or administrative proceedings which have been or might be started by or against the Issuer and the Charterer; and

(ii) other events which have occurred or might occur and which may have a Material Adverse Effect, as the Bond Trustee may reasonably request.

13.4.5 *Operating costs*

To the extent a Drilling Contract is entered into by the Charterer, the Issuer shall procure that the Charterer remains responsible for all operating costs relating to the Rig and ascertain that the Charterer reserves sufficient amounts on a monthly basis to reserve for survey.

13.4.6 *Charterer's operations etc.*

The Issuer shall procure that the Charterer is not (a) conducting any other business than related to the marketing of the Rig, the bareboat chartering and operation of the Rig, (b) is performing all its obligations under the Project Documents to which it is a party, and (c) is distributing to the Parent (by payment to the Charterer Dividend Account) dividend each year of any profit after holding back working capital for budgeted operating costs for the following year.

13.4.7 *Audit of financial accounts*

Upon the request of the Bond Trustee and at the cost of the Issuer, the Bond Trustee may, but limited to once a year, appoint an auditor to conduct a review over the financial accounts of the Issuer and Charterer and the Issuer and Charterer shall facilitate such review. The Issuer and Charterer undertake to have satisfactory control systems in place and any audit may also review such control systems.

13.4.8 *Delivery of the Rig*

Prior to agreeing to any postponement of the Delivery Date, the Issuer shall procure that it will have sufficient amounts on the Escrow Account to take delivery of the Rig from the Yard on the relevant Delivery Date (including the 5th yard instalment and any costs and expenses relating to any credit provided by the Yard in connection to a postponement of the Delivery Date). The Issuer may for the purpose of this calculation disregard the redemption obligation of USD 25 million on the Delivery Date if there is no Operational Contract on such date.

13.5 Preservation of equity, Security Interests and Financial Covenants

The Issuer shall not:

(i) declare or make any dividend payments or other distributions or loans to the Parent - whether in cash or in kind - including without limitation repurchase of shares, any total return swaps, or instruments with similar effect and reductions in its share capital or equity; provided, however, that the Issuer shall

(a) be entitled to transfers from the Issuer Earnings Account for a maximum USD 4 million per year to contribute for operational expenses of the Parent;

(b) be entitled to servicing of interest on the Second Priority Loan from the Issuer Retention Account; and

(c) in the event of a restructuring or refinancing of the Second Priority Loan, be entitled to assume liability related to the Second Priority Loan and use proceeds for distribution to the Parent in connection with the transfer of the Second Priority Loan to the Issuer;

(ii) subject to (i) above, service any intra-group debt other than to the Charterer;

(iii) change the cash flow in respect of the Accounts as set out in Clause 13.8.1;

(iv) unless contemplated under this Bond Agreement, agree to or permit the early termination of, or agree to a change of, any Project Document which is likely to have or cause a material adverse effect on the Issuer's ability to perform and comply with any of its obligations under any Finance Document, or assign any of its rights under any Project Document;

(v) agree to any changes to the Construction Contract which is likely to have a material adverse effect on the Issuer's ability to meet its obligations under the Construction Contract and/or this Bond Agreement, (including but not limited to any agreement for changes leading to a delay of the Delivery Date for the Rig by more than 6 months);

(vi) create or permit to subsist any Encumbrance over any of its assets or enter into arrangements having a similar effect except for (i) any Encumbrance contemplated by this Bond Agreement, or (ii) any Encumbrance contemplated by the Second Loan Agreement (including additional security as provided for in (ix) below), or (iii) any Encumbrance arising by operation of law or in the ordinary course of business customary (including collateral in connection with credit purchases of goods and services);

(vii) incur or permit to remain outstanding, any new Financial Indebtedness (whether secured or unsecured) other than (i) any Financial Indebtedness existing on 22 April 2010, (ii) any Financial Indebtedness arising under the Bond Issue, (iii) any indebtedness arising in the ordinary course of business, (iv) any subordinated inter-company indebtedness from the Parent, or (v) Financial Indebtedness under the Second Priority Loan as such indebtedness (presently being guaranteed and secured by the Issuer) may be assigned to and assumed by the Issuer without the prior written consent by the Bondholders (as defined in the Second Priority Loan);

(viii) grant any loans, guarantees or other financial assistance to any third party, except for (i) guarantees issued in the ordinary course of business (including guarantees relating to employment of the Rig), or (ii) any guarantees related to the Second Priority Loan or otherwise existing at 22 April 2010;

(ix) assign, mortgage or pledge any Security Interests or assets being subject to the Security Interest, with equal or better priority than the Security Interest to any third party, provided; however, that the Issuer shall, if the Second Priority Loan is assigned to and assumed by the Issuer, be entitled to offer the bondholders of the Second Priority Loan second priority security rights in any and all Security Interest with priority after the Bond Trustee (on behalf of the Bondholders), provided that such second priority security rights are established in accordance with the provisions of the Intercreditor Agreement,

which is to be updated to account as necessary in the event of an assignment of the Second Priority Loan to the Issuer.

13.6 Rig Covenants

13.6.1 *Maintenance and insurance*

The Issuer shall provide for reasonable and satisfactory maintenance and insurance of the Rig and all relevant equipment related thereto at all times. To the extent a Bareboat Charter has been entered into, the Issuer shall ensure that (i) the Charterer and/or the Rig Manager run proper maintenance of the Rig according to planned maintenance systems, (ii) the Charterer remains responsible for all operating costs relating to the Rig and (iii) the Charterer reserves sufficient amount for survey costs on a monthly basis.

The Rig shall be adequately insured (including war risk) against hull & machinery risks at least to the full value of the Rig and at least 125 % of the outstanding amount under the Finance Documents, and a third party liability insurance as per industry standards, as well as any additional insurance required under any law or Drilling Contract. The insurances, and any loss payee clause or similar provisions therein, shall be in accordance with the Norwegian Marine Insurance Plan or other insurance plan with at least equally favourable terms (in the reasonable opinion of the Issuer).

13.6.2 *Title*

The Issuer will hold legal title to and own the entire beneficial interest in the Rig and the insurances taken out in respect of the Rig, free of any and all Encumbrances except for those permitted under this Bond Agreement.

13.6.3 *Class, flag, name, registry*

The Issuer shall ensure that the Rig maintains its class, flag and name, and that it remains registered in Panama.

13.6.4 *Operations in accordance with laws etc.*

The Issuer shall at all times ensure that the Rig is operated in accordance with any laws, regulations, administrative decisions and/or other public authorities as applicable from time to time and jurisdiction to jurisdiction.

13. 7 The Charterer

13.7.1 The Issuer shall procure that the following provisions of Clauses 13.2 - 13.6 also applies for the Charterer so that all references to the Issuer are replaced with references to the Charterer: 13.3.2; 13.3.3; 13.3.4; 13.3.5; 13.3.6; 13.4 (except 13.4.8); 13.5 (ii) - (iv) and (vi) – (viii); and 13.6.

13.8 Utilisation of earnings

13.8.1 *Utilization of earnings if Drilling Contract entered into through Charterer*

If the Drilling Contract is entered into through the Charterer, all gross earnings related to the Rig shall be paid into the Charterer Earnings Account, and the following transfers and payments shall be made on a monthly basis within five days after receipt ("**Transfer Date**")

(i) *firstly*, the Charterer shall transfer from the Charterer Earnings Account to the Charterer Operating Account budgeted operating expenses for the Charterer for the calendar month following the Transfer Date together with any shortfall from the previous month;

(ii) *secondly*, the Charterer shall transfer from the Charterer Earnings Account to the Issuer Earnings Account the agreed monthly bareboat rate for the month last ended prior to that Transfer Date;

(iii) *thirdly*, the Issuer shall as from 24 months after the Issue Date transfer from the Issuer Earnings Account to the Issuer Retention Account an amount corresponding to 1/12 of the yearly amount to be paid in (A) interest and installments on the Loan and (B) interest on the Second Priority Loan; and

(iv) *finally*, any funds remaining on the Charterer Earnings Account shall be retained on the Charterer Earnings Account and, subject to the Charterer's other financial obligations, to the fullest extent possible be distributed to the Parent as dividend. Such dividend shall be paid into the Charterer Dividend Account.

13.8.2 *Utilization of earnings if the Drilling Contract entered into through Issuer*

If the Drilling Contract is entered into through the Issuer directly, all gross earnings related to the Rig shall be paid into the Issuer Earnings Account, and the Issuer shall on a monthly basis within five days after receipt (the "**Transfer Date**")

(i) *firstly*, transfer from the Issuer Earnings Account to the Issuer Operating Account budgeted operating expenses for the Issuer for the calendar month following the Transfer Date together with any shortfall from the previous month; and

(ii) *secondly*, as from 24 months after the Issue Date transfer from the Issuer Earnings Account to the Issuer Retention Account an amount corresponding to 1/12 of the yearly amount to be paid in (A) interest and installments on the Bond Issue and (B) interest on the Second Priority Loan.

13.8.3 In any event, any amount distributed by the Charterer to the Parent shall be transferred to and accumulated on the Charterer Dividend Account, and shall within 1 July each year be transferred to the Issuer Retention Account.

13.8.4 All the Accounts shall be pledged in favour of the Bond Trustee (on behalf of the Bondholders), and may be blocked in favour of the same if an Event of Default has occurred and is continuing after the expiry of any relevant remedy period(s). The Escrow Account, Issuer Retention Account and Charterer Dividend Account shall always be blocked in favour of the Bond Trustee (on behalf of the Bondholders).

13.8.5 No restrictions shall apply to the Issuer's earnings or the respective Earnings Accounts except as set out in this Bond Agreement.

14 Fees and expenses

14.1 The Issuer shall cover all its own expenses in connection with this Bond Agreement and fulfilment of its obligations under this Bond Agreement, including preparation of this Bond Agreement, preparation of the Finance Documents and any registration or notifications relating thereto, listing of the Bonds on the Exchange (if applicable), and the registration and administration of the Bonds in the Securities Register.

14.2 The expenses and fees payable to the Bond Trustee (and/or the Security Agent, as the case may be) shall be paid by the Issuer and are set forth in a separate agreement between the Issuer and the Bond Trustee. Fees and expenses payable to the Bond Trustee which, due to the Issuer's insolvency or similar, are not reimbursed in any other way may be covered by making an equivalent reduction in the payments to the Bondholders.

14.3 The Issuer shall cover all public fees in connection with the Bonds and the Finance Documents. Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer is not responsible for reimbursing any such fees.

14.4 In addition to the fee due to the Bond Trustee pursuant to Clause 14.2 and normal expenses pursuant to Clauses 14.1 and 14.3, the Issuer shall, on demand, cover extraordinary expenses incurred by the Bond Trustee in connection with the Bonds, as determined in a separate agreement between the Issuer and the Bond Trustee.

14.5 The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to the Bondholders.

15 Events of Default

15.1 The Bonds may be declared by the Bond Trustee to be in default upon occurrence of any of the following events (each an "**Event of Default**"):

15.1.1 *Non-payment*

The Issuer fails to fulfil any payment obligation due under this Bond Agreement or any Finance Document when due, unless, in the opinion of the Bond Trustee, it is obvious that such failure will be remedied, and payment in full is made within 5 – five – Business Days following the original due date.

15.1.2 *Breach of other obligations*

The Issuer, the Charterer or the Parent (as the case may be) fails to duly perform any other covenant or obligation pursuant to this Bond Agreement or any of the Finance Documents to which it is a party, unless, in the opinion of the Bond Trustee, it is

obvious that such failure will be remedied and is remedied within 10 – ten – Business Days after notice thereof is given to the Issuer by the Bond Trustee.

15.1.3 *Cross default*

Provided the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) below exceeds a total of NOK 10 million, or the equivalent thereof in other currencies;

(i) any Financial Indebtedness or guarantee of the Issuer or the Charterer is not paid when due nor within any originally applicable grace period,

(ii) any Financial Indebtedness of the Issuer or the Charterer is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described),

(iii) any commitment for any Financial Indebtedness of the Issuer or the Charterer is cancelled or suspended by a creditor as a result of an event of default (however described), or

(iv) any creditor becomes entitled to declare any Financial Indebtedness of the Issuer or the Charterer due and payable prior to its specified maturity as a result of an event of default (however described).

15.1.4 *Misrepresentations*

Any representation, warranty or statement (including statements in compliance certificates) made under this Bond Agreement or in connection therewith is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made.

15.1.5 *Insolvency*

If for the Issuer or the Charterer

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganisation;

(ii) a composition, compromise, assignment or arrangement with any creditor, having an adverse effect on the Issuer's ability to perform its payment obligations hereunder;

(iii) the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(iv) enforcement of any security over any of its assets.

15.1.6 *Creditors' process*

The Issuer or the Charterer has a substantial proportion of its assets impounded, confiscated, attached or subject to distraint, or is subject to enforcement of any security over any of its assets.

15.1.7 *Dissolution, appointment of liquidator or analogous proceedings*

The Issuer or the Charterer is resolved to be dissolved or a liquidator, administrator or the like is appointed or requested to be appointed in respect of the Issuer.

15.1.8 *Impossibility or illegality*

It is or becomes impossible or unlawful for the Issuer, the Charterer or the Parent to fulfil or perform any of the terms of any Finance Document to which it is a party.

15.1.9 *Litigation*

There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against the Issuer or the Charterer which, if adversely determined, in the reasonable opinion of the Bond Trustee (after consultations with the Issuer) is likely to have a Material Adverse Effect.

15.1.10 *Material adverse effect*

Any other event or series of events occurs in relation to the Issuer or the Charterer which, in the reasonable opinion of the Bond Trustee after consultations with the Issuer, is likely to have a Material Adverse Effect.

15.1.11 *Parent termination event*

If, for the Parent, any of the events mentioned in Clauses 15.1.5 (*Insolvency*); 15.1.6 (*Creditors' process*); and/or 15.1.7 (*Dissolution, appointment of liquidator or analogous proceedings*) occur, and the Security Interest is deteriorated or otherwise adversely affected to the detriment of the Bondholders.

15.2 In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Bond Trustee can, in order to protect the interests of the Bondholders, declare the Outstanding Bonds including accrued interest and expenses to be in default and due for immediate payment.

The Bond Trustee may at its discretion, on behalf of the Bondholders, take every measure necessary to recover the amounts due under the Outstanding Bonds, and all other amounts outstanding under the Bond Agreement and any other Finance Document.

15.3 In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Bond Trustee shall declare the Outstanding Bonds including accrued interest and costs to be in default and due for payment if:

(i) the Bond Trustee receives a demand in writing with respect to the above from Bondholders representing at least 1/5 of the Outstanding Bonds, and the Bondholders' Meeting has not decided on other solutions, or

(ii) the Bondholders' Meeting has decided to declare the Outstanding Bonds in default and due for payment.

In either case the Bond Trustee shall on behalf of the Bondholders take every measure necessary to recover the amounts due under the Outstanding Bonds. The Bond Trustee can request satisfactory security for any possible liability and anticipated expenses, from those Bondholders who requested that the declaration of default be made pursuant to sub clause (i) above and/or those who voted in favour of the decision pursuant to sub clause (ii) above.

15.4 In the event that the Bond Trustee pursuant to the terms of Clauses 15.2 or 15.3 declares the Outstanding Bonds to be in default and due for payment, the Bond Trustee shall immediately deliver to the Issuer a notice demanding payment of interest and principal due to the Bondholders under the Outstanding Bonds including accrued interest and interest on overdue amounts and expenses. Declaration of default shall be deemed as a mandatory prepayment situation and the Outstanding Loan shall be repaid at the same prices as set out in Clause 10.2.

16 Bondholders' meeting

16.1 Authority of the Bondholders' meeting

16.1.1 The Bondholders' Meeting represents the supreme authority of the Bondholders community in all matters relating to the Bonds. If a resolution by or an approval of the Bondholders is required, resolution of such shall be passed at a Bondholders' Meeting. Resolutions passed at Bondholders' Meetings shall be binding upon and prevail for all the Bonds.

16.2 Procedural rules for Bondholders' meetings

16.2.1 A Bondholders' Meeting shall be held at the request of:

(i) the Issuer,

(ii) Bondholders representing at least 1/10 of the Outstanding Bonds,

(iii) the Exchange, if the Bonds are listed, or

(iv) the Bond Trustee.

16.2.2 The Bondholders' Meeting shall be summoned by the Bond Trustee. A request for a Bondholders' Meeting shall be made in writing to the Bond Trustee, and shall clearly state the matters to be discussed.

16.2.3 If the Bond Trustee has not summoned a Bondholders' Meeting within 10 – ten – Business Days after having received such a request, then the requesting party may summons the Bondholders' Meeting itself.

16.2.4 Summons to a Bondholders Meeting shall be dispatched no later than 10 – ten – Business Days prior to the Bondholders' Meeting. The summons and a confirmation of each Bondholder's holdings of Bonds shall be sent to all Bondholders registered in

the Securities Register at the time of distribution. The summons shall also be sent to the Exchange for publication.

16.2.5 The summons shall specify the agenda of the Bondholders' Meeting. The Bond Trustee may in the summons also set forth other matters on the agenda than those requested. If amendments to this Bond Agreement have been proposed, the main content of the proposal shall be stated in the summons.

16.2.6 The Bond Trustee may restrict the Issuer to make any changes of Voting Bonds in the period from distribution of the summons until the Bondholders' Meeting, by serving notice to it to such effect.

16.2.7 Matters that have not been reported to the Bondholders in accordance with the procedural rules for summoning of a Bondholders' Meeting may only be adopted with the approval of all Voting Bonds.

16.2.8 The Bondholders' Meeting shall be held on premises designated by the Bond Trustee. The Bondholders' Meeting shall be opened and shall, unless otherwise decided by the Bondholders' Meeting, be chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders' Meeting shall be opened by a Bondholder, and be chaired by a representative elected by the Bondholders' Meeting.

16.2.9 Minutes of the Bondholders' Meeting shall be kept. The minutes shall state the numbers of Bondholders represented at the Bondholders' Meeting, the resolutions passed at the meeting, and the result of the voting. The minutes shall be signed by the chairman and at least one other person elected by the Bondholders' Meeting. The minutes shall be deposited with the Bond Trustee and shall be available to the Bondholders.

16.2.10 The Bondholders, the Bond Trustee and – provided the Bonds are listed - representatives of the Exchange, have the right to attend the Bondholders' Meeting. The chairman may grant access to the meeting to other parties, unless the Bondholders' Meeting decides otherwise. Bondholders may attend by a representative holding proxy. Bondholders have the right to be assisted by an advisor. In case of dispute the chairman shall decide who may attend the Bondholders' Meeting and vote for the Bonds.

16.2.11 Representatives of the Issuer have the right to attend the Bondholders' Meeting. The Bondholders' Meeting may resolve that the Issuer's representatives may not participate in particular matters. The Issuer has the right to be present under the voting.

16.3 Resolutions passed at Bondholders' meetings

16.3.1 At the Bondholders' Meeting each Bondholder may cast one vote for each Voting Bond owned at close of business on the day prior to the date of the Bondholders' Meeting in accordance with the records registered in the Securities Register. Whoever opens the Bondholders' Meeting shall adjudicate any question concerning which Bonds shall count as the Issuer's Bonds. The Issuer's Bonds shall not have any voting rights.

16.3.2 In all matters, the Issuer, the Bond Trustee and any Bondholder have the right to demand vote by ballot. In case of parity of votes, the chairman shall have the deciding vote, regardless of the chairman being a Bondholder or not.

16.3.3 In order to form a quorum, at least half (1/2) of the Voting Bonds must be represented at the meeting, see however Clause 16.4. Even if less than half (1/2) of the Voting Bonds are represented, the Bondholders' Meeting shall be held and voting completed.

16.3.4 Resolutions shall be passed by simple majority of the Voting Bonds represented at the Bondholders' Meeting, unless otherwise set forth in Clause 16.3.5.

16.3.5 In the following matters, a majority of at least 2/3 of the Voting Bonds represented at the Bondholders' Meeting is required:

(i) amendment of the terms of this Bond Agreement regarding the interest rate, the tenor, redemption price and other terms and conditions affecting the cash flow of the Bonds;

(ii) transfer of rights and obligations of this Bond Agreement to another issuer (Issuer), or

(iii) change of Bond Trustee.

16.3.6 The Bondholders' Meeting may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

16.3.7 The Bond Trustee shall ensure that resolutions passed at the Bondholders' Meeting are properly implemented.

16.3.8 The Issuer, the Bondholders and the Exchange shall be notified of resolutions passed at the Bondholders' Meeting.

16.4 Repeated Bondholders' meeting

16.4.1. If the Bondholders' Meeting does not form a quorum pursuant to Clause 16.3.3, a repeated Bondholders' Meeting may be summoned to vote on the same matters. The attendance and the voting result of the first Bondholders' Meeting shall be specified in the summons for the repeated Bondholders' Meeting.

16.4.2 When a matter is tabled for discussion at a repeated Bondholders' Meeting, a valid resolution may be passed even though less than half (1/2) of the Voting Bonds are represented.

17 The Bond Trustee

17.1 The role and authority of the Bond Trustee

17.1.1 The Bond Trustee shall monitor the compliance by the Issuer of its obligations under this Bond Agreement and applicable laws and regulations which are relevant to the terms of this Bond Agreement, including supervision of timely and correct payment of principal or interest, inform the Bondholders, the Paying Agent and the Exchange of relevant information which is obtained and received in its capacity as Bond Trustee (however, this shall not restrict the Bond Trustee from discussing matters of confidentiality with the Issuer), arrange Bondholders' Meetings, and make the decisions and implement the measures resolved pursuant to this Bond Agreement. The Bond Trustee is not obligated to assess the Issuer's financial situation beyond what is directly set forth in this Bond Agreement.

17.1.2 The Bond Trustee may take any step necessary to ensure the rights of the Bondholders in all matters pursuant to the terms of this Bond Agreement. The Bond Trustee may postpone taking action until such matter has been put forward to the Bondholders' Meeting.

17.1.3 Except as provided for in Clause 17.1.5 the Bond Trustee may reach decisions binding for all Bondholders concerning this Bond Agreement, including amendments to the Bond Agreement and waivers or modifications of certain provisions, which in the opinion of the Bond Trustee, do not have a Material Adverse Effect on the rights or interests of the Bondholders pursuant to this Bond Agreement.

17.1.4 Except as provided for in Clause 17.1.5, the Bond Trustee may reach decisions binding for all Bondholders in circumstances other than those mentioned in Clause 17.1.3 provided prior notification has been made to the Bondholders. Such notice shall contain a proposal of the amendment and the Bond Trustee's evaluation. Further, such notification shall state that the Bond Trustee may not reach a decision binding for all Bondholders in the event that any Bondholder submit a written protest against the proposal within a deadline set by the Bond Trustee. Such deadline may not be less than five (5) Business Days following the dispatch of such notification.

17.1.5 The Bond Trustee may not reach decisions pursuant to Clauses 17.1.3 or 17.1.4 for matters set forth in Clause 16.3.5 except to rectify obvious incorrectness, vagueness or incompleteness.

17.1.6 The Bond Trustee may not adopt resolutions which may give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

17.1.7 The Issuer, the Bondholders and the Exchange shall be notified of decisions made by the Bond Trustee pursuant to Clause 17.1 unless such notice obviously is unnecessary.

17.1.8 The Bondholders' Meeting can decide to replace the Bond Trustee without the Issuer's approval, as provided for in Clause 16.3.5.

17.2 Liability and indemnity

17.2.1 The Bond Trustee is liable only for direct losses incurred by Bondholders or the Issuer as a result of negligence or wilful misconduct by the Bond Trustee in performing its functions and duties as set forth in this Bond Agreement. The Bond

Trustee is not liable for the content of information provided to the Bondholders on behalf of the Issuer.

17.2.2 The Issuer is liable for, and shall indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees, agents and representatives) to fulfil its obligations under the terms of this Bond Agreement and any other Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee's actions based on misrepresentations made by the Issuer in connection with the establishment and performance of this Bond Agreement and the other Finance Documents.

17.3 Change of Bond Trustee

17.3.1 Change of Bond Trustee shall be carried out pursuant to the procedures set forth in Clause 16. The Bond Trustee shall continue to carry out its duties as bond trustee until such time that a new Bond Trustee is elected.

17.3.2 The fees and expenses of a new bond trustee shall be covered by the Issuer pursuant to the terms set out in Clause 14, but may be recovered wholly or partially from the Bond Trustee if the change is due to a breach of the Bond Trustee duties pursuant to the terms of this Bond Agreement or other circumstances for which the Bond Trustee is liable.

17.3.3 The Bond Trustee undertakes to co-operate so that the new bond trustee receives without undue delay following the Bondholders' Meeting the documentation and information necessary to perform the functions as set forth under the terms of this Bond Agreement.

17.4 Appointment of Security Agent

17.4.1 The Bond Trustee may act as Security Agent or may appoint a bank or other institution to act as Security Agent for the Bond Issue.

The main functions of the Security Agent may include holding Security Interests on behalf of the Bondholders and monitoring compliance by the Issuer and other relevant parties of their respective obligations under this Bond Agreement and/or the Security Documents with respect to the Security Interests.

Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.

17.4.2 The functions, rights and obligations of the Security Agent may be determined by a Securities Agent agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require any Obligor and any other parties to any Security Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge.

Any changes to this Bond Agreement necessary or appropriate in connection with the appointment of a Security Agent shall be documented in an amendment to this Bond Agreement, signed by the Bond Trustee.

17.4.3 If so desired by the Bond Trustee and the Security Agent, any or all of the Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security Interest (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.

18 Miscellaneous

18.1 The community of Bondholders

By virtue of holding Bonds, which are governed by this Bond Agreement (which pursuant to Clause 2.1.1 is binding upon all Bondholders), a community exists between the Bondholders, implying, inter alia, that

(i) the Bondholders are bound by the terms of this Bond Agreement,

(ii) the Bond Trustee has power and authority to act on behalf of the Bondholders,

(iii) the Bond Trustee has, in order to administrate the terms of this Bond Agreement, access to the Securities Register to review ownership of Bonds registered in the Securities Register,

(iv) this Bond Agreement establishes a community between Bondholders meaning that;

(a) the Bonds rank pari passu between each other,

(b) the Bondholders may not, based on this Bond Agreement, act directly towards the Issuer and may not themselves institute legal proceedings against the Issuer, however not restricting the Bondholders to exercise their individual rights derived from the Bond Agreement.

(c) the Issuer may not, based on this Bond Agreement, act directly towards the Bondholders,

(d) the Bondholders may not cancel the Bondholders' community, and that

(e) the individual Bondholder may not resign from the Bondholders' community.

18.2 Defeasance

18.2.1 The Issuer may, at its option and at any time, elect to have certain obligations discharged (see Clause 18.2.2) upon complying with the following conditions ("**Covenant Defeasance**");

(i) the Issuer shall have irrevocably pledged to the Bond Trustee for the benefit of the Bondholders cash or government obligations accepted by the Bond Trustee (the "**Defeasance Pledge**") in such amounts as will be sufficient for the payment of principal (including if applicable premium payable upon

exercise of a Call Option) and interest on the Outstanding Bonds to Maturity Date (or redemption upon a exercise of a notified Call Option);

(ii) the Issuer shall, if required by the Bond Trustee, provide a legal opinion reasonable acceptable to the Bond Trustee to the effect that the Bondholders will not recognize income, gain or loss for income tax purposes (hereunder US federal or Norwegian, if applicable) as a result of the Defeasance Pledge and Covenant Defeasance, and will be subject to such income tax on the same amount and in the same manner and at the same times as would have been the case if the Defeasance Pledge had not occurred;

(iii) no Event of Default shall have occurred and be continuing on the date of establishment of the Defeasance Pledge, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 181st day after the date of establishment of the pledge;

(iv) neither the Defeasance Pledge nor the Covenant Defeasance results in a breach or violation of any material agreement or instrument binding upon any Obligor, or the articles of association or other corporate documents governing any Obligor;

(v) the Issuer shall have delivered to the Bond Trustee a certificate signed by its Chief Executive Officer that the Defeasance Pledge was not made by the Issuer with the intent of preferring the Bondholders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(vi) the Issuer shall have delivered to the Bond Trustee any certificate or legal opinion reasonably required regarding the Covenant Defeasance or Defeasance Pledge (including certificate from its Chief Executive Officer and a legal opinion from its legal counsel to the effect that all conditions for Covenant Defeasance have been complied with; and that the Defeasance Pledge (i) will not be subject to any rights of creditors of any Obligor, (ii) will constitutes a valid, perfected and enforceable security interest in favour of the Bond Trustee for the benefit of the Bondholders, and (iii) will, after the 181st day following the establishment, the funds and assets so pledged will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally under the laws of the jurisdiction where the Defeasance Pledge was established and the corporate domicile of the Issuer.

18.2.2 Upon the exercise by the Issuer of its option under Clause 18.2.1;

(i) the Issuer, Charterer and/or Parent shall be released from their obligations under all provisions in Clause 13, except Clause 13.2 (*Information Covenants*), however so that the Bond Trustee may give a waiver in respect of the obligations therein;

(ii) the Issuer shall not (and shall ensure that all Group Companies shall not) take any actions that may cause the value of the Security Interest created by this Covenant Defeasance to be reduced, and shall at the request of the Bond Trustee execute, or cause to be executed, such further documentation and perform such other acts as the Bond Trustee may reasonably require in order

for the Security Interests to remain valid, enforceable and perfected by the Bond Trustee for the account of the Bondholders;

(iii) any Security Interests other than the Defeasance Pledge shall be discharged, and the Bond Trustee shall take all steps reasonably possible for it to cause such discharge to be effected, by way of deletion of the relevant Security Document from the relevant register, notice to third parties or as otherwise required;

(iv) all other provisions of the Bond Agreement (except (i) – (iii) above) shall remain fully in force without any modifications.

18.2.3 All moneys amount covered by the Defeasance Pledge shall be applied by the Bond Trustee, in accordance with the provisions of this Bond Agreement, to the payment to the Bondholders of all sums due to them under this Bond Agreement on the due date thereof.

Any excess funds not required for the payment of principal, premium and interest to the Bondholders (including any expenses, fees etc. due to the Bond Trustee hereunder) shall be returned to the Issuer.

18.3 Assignment of the Second Priority Loan

No provision in this Bond Agreement shall prevent the restructuring or refinancing of the Second Priority Loan including by way of an assignment or other transfer of debtor positions from the Parent to the Issuer as contemplated under and in accordance with the Second Loan Agreement, and the Issuer shall in such event be entitled to grant to the lenders of the Second Priority Loan second priority Security Interest in all the same assets of the Issuer and the Charterer as being subject to the first priority Security Interest in favour of the Bond Trustee under this Bond Loan Agreement and constituting the Security Documents hereunder. Such second priority Security Interest shall be subject to the terms of the Intercreditor Agreement as amended after the implementation of the assignment of the Second Loan as provided for herein.

18.4 Limitation of claims

18.4.1 All claims under the Bonds and this Bond Agreement for payment, including interest and principal, shall be subject to the time-bar provisions of the Norwegian Limitation Act of May 18, 1979 No. 18.

18.5 Access to information

18.5.1 The Bond Agreement is available to anyone and copies may be obtained from the Bond Trustee or the Issuer. The Issuer shall ensure that the Bond Agreement is available in copy form to the general public until all the Bonds have been fully discharged.

18.5.2 The Bond Trustee shall, in order to carry out its functions and obligations under the Bond Agreement, have access to the Securities Register for the purposes of reviewing ownership of the Bonds registered in the Securities Register.

18.6 Amendments

18.6.1 All amendments of this Bond Agreement shall be made in writing, and shall unless otherwise provided for by this Bond Agreement, only be made with the approval of all parties hereto.

18.7 Notices, contact information

18.7.1 Written notices, warnings, summons etc to the Bondholders made by the Bond Trustee shall be sent via the Securities Register with a copy to the Issuer and the Exchange. Information to the Bondholders may also be published at the web site www.stamdata.no.

18.7.2 The Issuer's written notifications to the Bondholders shall be sent via the Bond Trustee, alternatively through the Securities Register with a copy to the Bond Trustee and the Exchange.

18.7.3 Unless otherwise specifically provided, all notices or other communications under or in connection with this Bond Agreement between the Bond Trustee and the Issuer shall be given or made in writing, by letter, or telefax. Any such notice or communication addressed shall be deemed to be given or made as follows:

(i) if by letter, when delivered at the address of the relevant Party;

(ii) if by telefax, when received.

However, a notice given in accordance with the above but received on a day which is not a business day in the place of receipt, or after 3:00 p.m. on such a business day, shall only be deemed to be given at 9:00 a.m. on the next business day in that place.

18.7.4 The Issuer and the Bond Trustee shall ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons

18.8 Dispute resolution and legal venue

18.8 This Bond Agreement and all disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall be governed by Norwegian law.

All disputes arising out of, or in connection with this Bond Agreement between the Bond Trustee, the Bondholders and the Issuer, shall be exclusively resolved by the courts of Norway, with the District Court of Oslo as sole legal venue.

*****

This Bond Agreement has been executed in two originals, of which the Issuer and the Bond Trustee retain one each.

Issuer	**Bond Trustee**
....	....
By:	By:
Position: FINN BJØRNSTAD Attorney-in-fact	Position:

Attachment 1

COMPLIANCE CERTIFICATE

Norsk Tillitsmann ASA
P.O. Box 1470 Vika
N-0116 Oslo
Norway

Fax: + 47 22 87 94 10
E-mail: mail@trustee.no

[date]

Dear Sirs,

SKDP 1 Ltd. BOND AGREEMENT 2010/2017 - ISIN 0010574833

We refer to the Bond Agreement for the above mentioned Bond Issue made between Norsk Tillitsmann ASA as Bond Trustee on behalf of the Bondholders, and the undersigned as Issuer under which a Compliance Certificate shall be issued. This letter constitutes the Compliance Certificate for the period [PERIOD].

Capitalised words and expressions are used herein as defined in the Bond Agreement.

With reference to Clause 13.2.3 we hereby certify that:

1. all information contained in the Bond Agreement is true and accurate and there has been no change which would have a material adverse effect on the financial condition of the Issuer since the date of the last accounts or the last Compliance Certificate submitted to you; and

2. the covenants set out in Clause 13 are satisfied.

Copies of our latest [Financial Statement /Quarterly Financial Report] are enclosed.

Yours faithfully,

SKDP 1 Ltd.

____
Name of authorized person

Enclosure: [*copy of any written documentation*]

Attachment 2

RELEASE NOTICE - ESCROW ACCOUNT

Norsk Tillitsmann ASA
P.O. Box 1470 Vika
N-0116 Oslo
Norway

Fax: + 47 22 87 94 10
E-mail: mail@trustee.no

[date]

Dear Sirs,

SKDP 1 Ltd. BOND AGREEMENT 2010/2017 - ISIN 0010574833

We refer to the Bond Agreement for the above mentioned Bond Issue made between Norsk Tillitsmann ASA as Bond Trustee on behalf of the Bondholders, and the undersigned as Issuer.

Capitalised words and expressions are used herein as defined in the Bond Agreement.

We hereby give you notice that we on [*date*] wish to draw an amount of [*currency and amount*] from the Escrow Account applied pursuant to the purpose set out in the Bond Agreement, and request you to instruct the bank to release the above mentioned amount.

We hereby represent and warrant that (i) no event has occurred or is likely to occur which constitutes an Event of Default, and that (ii) we repeat the representations and warranties set out in the Bond Agreement as being still true and accurate at the time hereof.

Yours faithfully,

SKDP 1 Ltd.

____
Name of authorized person

Enclosure: [*copy of any written documentation evidencing the use of funds*]